Exhibit 12(a)

Jonathan Feigelson Senior Managing Director, General Counsel 730 Third Avenue | 12th Floor New York, NY 10017 T 212 916-4344 F 212 916-5952 JFeigelson@tiaa-cref.org

April 29, 2014

College Retirement Equities Fund

730 Third Avenue

New York, New York 10017-3206

Re:	College Retirement Equities Fund
Post-Effective Amendment No. 48 to Registration Statement on Form N-3
(File Nos. 33-00480 and File No. 811-04415)

Ladies and Gentlemen:

I hereby consent to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information filed by the College Retirement Equities Fund (“CREF”) as part of Post-Effective Amendment No. 48 to the Registration Statement (File Nos. 33-00480 and 811-04415) on Form N-3 under the Securities Act of 1933 for certain individual, group, and tax-deferred variable annuity certificates offered and funded by CREF.

Sincerely,

/s/ Jon Feigelson
Jon Feigelson
Senior Managing Director,
General Counsel